EXHIBIT 99.1

10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

August 2011

Members and Friends:

Please Note: This newsletter can be accessed at www.sireethanol.com, select the ‘SIRE Newsletter’ tab on the left hand side of the page.  We plan to go paperless with this newsletter after the 2012 Annual Meeting in March. Go Green and sign up to receive the newsletter by email.  See instructions posted on our website.

Farm Land to Lease: SIRE is requesting bids for leasing the approximately 50 acres of farmland south of the loop track. The agreement would be a 2 year lease with annual payments due each March 15. Bids should be sent to either the address above or emailed to laura.schultz@sireethanol.com by September 30, 2011. The lease will be awarded by October 15, 2011. Please contact either Brian or Laura if you have any questions.

Safety- A company cookout is scheduled this August to acknowledge our good safety record. We have continued to work without a lost time day accident since October 23, 2009 (652 days as of August 12, 2011). Safety is stressed at every opportunity. Our safety committee is developing into an active advocate for process changes. We initiated a safety suggestion spreadsheet which allows all employees to log suggestions, follow up by supervisors to document plans addressing the comment. Everyone is able to track progress on solutions.

We had an ERI Safety Audit in June. This audit is part of our participation in sharing safety information with over 70 other ethanol plants. We received the highest score in our operating history, which moved us into the designated “exceptional” rating in relation to the other ethanol plants participating in this audit process.

Financials- Our Form 10-Q and a press release with our financial results for the 3rd Quarter ended June 30, 2011were filed with the SEC on August 5, 2011. You can access the Form 10-Q report and the press release at our website www.sireethanol.com . Click on the Investor Tab and select SIRE’s SEC forms, this is also available for viewing on the SEC's website- View.  This report contains additional statistical information reported on a quarterly and year to date basis.

Operations- This past quarter, we reached a record 30.8 M gal of ethanol production; our yield was 2.86 gal of ethanol per bushel. The most significant issues we experienced this past quarter were dealing with heat and the record flooding in our area. Preparation was completed in July to protect the plant in case of flooding.  Key areas around the plant were sandbagged, the steam line over Mosquito Creek and our natural gas line near Pony Creek were shored up for additional protection. We worked on plans for various contingencies. The plant has not experienced any significant flooding issues so far. In general we have continued with near normal transportation of product, despite the shut down of Interstate 29 both to the north and south of us.

Corn oil provides very favorable results to our bottom line. We strive to refine the process by investigating additional methods and additives for yield improvement. Maximizing the production of oil produced from a bushel of corn is a key goal for our operations staff.

SIRE Newsletter – Volume V Issue 2
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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In May we discontinued the Bunge Elevator lease in Council Bluffs. This resulted in the reduction of our material handling employees and of our corn storage capacity. On a side note, the cleaning out of the elevator took over a month.

The summer saw challenges in dealing with the heat and cooling water. Our operating departments worked hard to address these issues throughout the summer.

Human Resources and Training-

We are currently at 58 full time staff, this includes Justin Schultz, who was on active duty orders for over a year and just returned from deployment to Afghanistan.

Our employees have been involved in additional training opportunities.  Education is important to keep abreast with current trends and new techniques, as well as training employees in critical skill areas. We have used our 260E Training Grant for to pay for $80,000 of additional training. Topics that have been covered include: HAZWOPER and Haz Waste, Advanced Instrumentation, Safety/Process and Maintenance Conferences, MAPCON Inventory Management, Fire Safety and Extinguisher Training, Human Resource Management, Infrared Training, Biomass Class and Process Optimization.

Markets- We expect to see the tight corn balance sheet continue into the next year, as the new crop corn comes into the market. The Volumetric Ethanol Excise Tax Credit (VEETC), ‘Blenders Credit’, is set to expire at the end of this year; we continue to watch how the oil companies react to this change. This is the credit received for blending ethanol with gas, the party blending the gas (historically, this has been the oil and petroleum marketing companies) receives the credit.

The State of Iowa’s Legislature and Governor Branstad have increased the state incentives for blenders to offer E-15. This incentive includes grant money available to help gas stations increase the number of blender pumps. A blender pump gives the customer the choice of how much ethanol to blend, from E-10 up to E-85.

Currently, in this quarter, the Plant is seeing improved ethanol pricing and margins.

Subordinated Note Update- The Subordinated Debt Offering is being finalized for offering later this year. A brief summary is posted on our website. This information is also available upon request.

General Manager Notes- This has certainly been a most challenging quarter. Thank you to all our members, friends and employee’s for their support and efforts to protect the plant during this flood. With the Corp of Engineers reducing the flows coming out of the Gavins Point Dam, we feel we are now on the downside of experiencing a potential devastating flood. We continue to see excellent ethanol production, overall yields and energy efficiencies. The addition of corn oil has also been a positive for our overall cash flow. We continue to have good operations and look for improved financial results in the current quarter. The loss generated in our third quarter was disappointing but we made excellent progress on our debt payments and met all of our bank covenants.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support

Brian Cahill, General Manager/CEO

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SIRE Newsletter – Volume V Issue 2
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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